FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT
                               DATED JUNE 29, 1999

         The undersigned are all parties to a certain "Stock Purchase Agreement" dated June 29, 1999, and hereby agree to amend the terms and conditions of such Stock Purchase Agreement in accordance herewith.

         1. Upon execution of this Agreement, the Buyer shall deposit with Sellers the principal sum of One Hundred Thousand Dollars ($100,000) as a non-refundable deposit of the cash portion of the Purchase Price. Such sum shall be fully credited against the cash portion of the purchase price at Closing; provided, however, that if Closing does not occur under the Stock Purchase Agreement as a result of the breach of the Stock Purchase Agreement by Sellers, then such deposit shall be refunded by Sellers.

         2. Section 1.5 of the Stock Purchase Agreement is hereby amended to provide that the Closing shall occur no later than August 31, 1999 (the "Termination Date").

         3. Section 1.6 of the Agreement is hereby amended to provide that the effective date shall be June 30, 1999 (the "Effective Date").

         4. Section 9.1 of the Agreement is hereby amended to provide that the Company shall bear the cost and expense of McShane & Bowie, counsel for the Sellers, in an amount not to exceed Forty Five Thousand Dollars ($45,000), and the Company shall bear the cost and expense of Mike Martin's services rendered on behalf of Company for due diligence compliance by Company and Sellers, and other services related to the Stock Purchase Agreement, in an amount not to exceed Fifteen Thousand Dollars ($15,000). Other than as modified hereby,
Section 9.1 shall remain in full force and effect.

         5. As additional consideration for the extension of the Closing date, Buyer shall pay an additional purchase price equal to the amount of One Thousand Nine Hundred Eighteen and 81/100 Dollars ($1,918.81) per day for the period of August 2nd to the date hereof, and an amount equal to One Thousand Eight Hundred Ninety and 41/100 Dollars ($1,890.41) per day for the period from the date of this First Amendment to the date of closing.

         6. In all other respects the terms and conditions of the Stock Purchase Agreement shall remain unchanged.


Date:                , 1999                  "SELLERS"
     ----------------


                                             -----------------------------------
                                             WAYNE G. MARTIN


                                             -----------------------------------
                                             ROSEMARY MARTIN


                                             -----------------------------------
                                             MICHAEL W. MARTIN

                                             -----------------------------------
                                             JAMES R. MARTIN

Date:                , 1999                  "BUYER"
     ----------------
                                             CLARION PLASTICS TECHNOLOGIES,
                                             INC., an Ohio corporation



                                             By:
                                                --------------------------------
                                             William Beckman, Chief Executive
                                             Officer


Date:                , 1999                  "PARENT"
     ----------------
                                             CLARION TECHNOLOGIES, INC.,
                                             a Delaware corporation


                                             By:
                                                --------------------------------
                                             Jack D. Rutherford, Chief Executive
                                             Officer